UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
_________________________________________

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12.

TERRAFORM POWER, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: __________________________________________________________________________________________________________________
	(2)	Aggregate number of securities to which transaction applies: __________________________________________________________________________________________________________________
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
__________________________________________________________________________________________________________________

	(4)	Proposed maximum aggregate value of transaction: __________________________________________________________________________________________________________________
	(5)	Total fee paid: __________________________________________________________________________________________________________________
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: __________________________________________________________________________________________________________________
	(2)	Form, Schedule or Registration Statement No.: ______________________________________________________________________________________________
	(3)	Filing Party: __________________________________________________________________________________________________________________
	(4)	Date Filed: __________________________________________________________________________________________________________________

EXPLANATORY NOTE

On October 6, 2017, TerraForm Power, Inc. (the “Company”) mailed a letter to the Company’s stockholders containing additional tax information in connection with the proposed merger and sponsorship transaction between the Company and certain affiliates of Brookfield Asset Management Inc. The full text of the letter is copied below.

LETTER TO STOCKHOLDERS

TerraForm Power, Inc.
7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814

PLEASE READ; IMPORTANT TAX INFORMATION
October 6, 2017
To the Stockholders of TerraForm Power, Inc.:
As described in the proxy statement (which we refer to as the proxy statement) that TerraForm Power, Inc. (which we refer to as the Company) mailed to stockholders on March 6, 2017, the Company entered into a Merger and Sponsorship Transaction Agreement (which we refer to as the transaction agreement) providing for the merger (which we refer to as the merger) of a wholly-owned subsidiary of Orion US Holdings 1 L.P. (which we refer to as Brookfield Holdco), an entity formed by affiliates of Brookfield Asset Management Inc. (which we refer to as Brookfield), with and into the Company.
We previously sent you an Election Form and Letter of Transmittal for you to elect the form of consideration you would like to receive for your shares of class A common stock (which we refer to as shares), subject to the proration procedures set forth in the transaction agreement (which we refer to as the proration procedures). This letter contains supplemental instructions for the Election Form and Letter of Transmittal that may be important to you, so you should read this letter carefully.
Section 1 of the Election Form and Letter of Transmittal allows you to specify particular blocks of stock to be converted into a right to receive cash. Specifying particular blocks of stock for such exchange allows you to designate, among other things, the shares that you have held the longest or shares in which your tax basis is highest as the shares that will be deemed to be converted into a right to receive cash. Consequently, specification of particular blocks of stock in Section 1 of the Election Form and Letter of Transmittal can have a material effect on the tax consequences to you resulting from the merger. If you have made a cash election or if the proration procedures result in certain of your shares being converted into the right to receive cash and you do not specify particular blocks of stock to be converted into the right to receive cash or provide your bank, brokerage firm or other nominee with your specification in accordance with the procedures provided by your bank, brokerage firm or other nominee, you likely would be treated as having disposed of your shares on a first-in, first-out basis, which means that the shares that you have held the longest would be treated as having been disposed of first, even if those are not the shares in which your tax basis is highest.

All stockholders should consider filling out Section 1 of the Election Form and Letter of Transmittal in order to specify particular blocks of stock to be converted into the right to receive cash in all cases, including if you make the “ALL STOCK” election or a “COMBINATION ELECTION” in Section 3 of the Election Form and Letter of Transmittal. This is because the proration procedures may result in some of your shares being converted into the right to receive the cash consideration. Even if you make “NO ELECTION,” the specification in Section 1 of the Election Form and Letter of Transmittal may still be relevant to you because all, or a percentage of, your shares may be converted to the right to receive cash consideration depending on the aggregate elections made by all shareholders. Therefore, you may wish to specify particular blocks of stock for exchange regardless of which election you make, or even if you make no election.

If you hold your shares through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to specify particular blocks of stock for exchange. For your identification of the shares to be converted into the right to receive cash to be effective for tax purposes, your broker must send you written confirmation of your election.
For stockholders who do not hold their shares through a broker and wish to specify the particular blocks of stock to be converted into the right to receive cash in the event the proration procedures apply, please list the blocks of stock, including certificate numbers (if any) and dates of acquisition, in Section 1 of the Election Form and Letter of Transmittal in the order you wish those blocks of stock to be converted. If you do not hold shares through a broker, for your identification of the shares to be converted into the right to receive cash to be effective for tax purposes our agent, Broadridge Corporate Issuer Solutions, must send you written confirmation of your election.